Exhibit 10.16

Lease Agreement for Factory Building and Dormitory

Lessor (hereinafter referred to as Party A)
Fuyong Town Qiaotou Economic Development Co

Lessee (hereinafter referred to as Party B)
Shenzhen Ritar Power Co., Ltd.

In accordance with Regulations of Shenzhen Special Economic Zone on Lease of Houses and the Implement Rules of it, Party A and Party B have reached the following Agreement through friendly negotiations.

1.	Party B shall guarantee to use the leased premises in accordance with relevant Chinese laws, decrees and pertinent rules and regulations during the lease term.

2.
Party A will lease to Party B the Factory Building 9 (with area of 6,100 square meters) and Dormitory Building 6 (with area of 2,160 square meters) located at Fuqiao Second Industrial Zone, Qiaotou Village, Fuyong Town, Bao’an District, Shenzhen.

3.	The lease term will be five years from 15 May 2002 to 30 April 2007.

4.	The rental will be RMB 87,480 Yuan monthly (RMB10.08 Yuan per square meter).
Party B shall pay the rent to Party A before the end of each month.

5.	Before the lease commences, Party A grants Party B a 90 day period during which Party B may decorate the premise. The lease term is deemed to commence from August 15, 2002.

6.	Party B shall render security deposit at the amount of one month rent (RMB 87,480) and shall render the payment of the first month (RMB 87,480) within three days after the lease is executed.

7.
Party A shall insure the utility systems including the plumbing and electricity are in good working conditions. Party A shall equip each building with a 100KVA transformer and two elevators. Party B is responsible for any addition on the transformer.

8.
Party A has the liability to guarantee security of the house and its facilities in accordance with the relevant laws, regulations and policies. Party A is responsible for maintaining the main supporting structure of the building. Party B is responsible for damages caused by overloading which exceeds the maximum supporting capability (700 kilogram per square meter) of the floors.

9.	Party A shall designate a manager to facilitate the use of the premises at the expense of Party B. The salary for such manager shall be RMB 2,000 per month.

10.	Party B is responsible for management fees regarding the security, sanitary control, water system and staff expense at the amount of RMB 1,500 per month per building.

11.	During the term of the lease, Party B is responsible for operational expense, and Party A is responsible for lease tax.

12.
Both Party shall not breach the lease for any reason. The breaching party shall reimburse the non-breaching party all the damages incurred by the breach. If Party B intends to terminate the lease for the reason that the Party B is economically depressed, Party B shall notify Party A with written notice 3 months before the lease is to be terminated, and resolve such issues through negotiations.

13.	Any issue not covered by this lease agreement can be addressed by supplements by both parties.

14.	There are two originals of this Lease Contract. Each party shall keep one original and each original copy bears equivalent legal effect.

15.	This Contract would come into effect in the sighed day.

Party A
Fuyong Town Qiaotou Economic Development Co.
(Corporate Seal)

Party B
Shenzhen Ritar Power Co., Ltd
(Corporate Seal)
By: /s/Jianjun Zeng
Name: Jianjun Zeng

Date: March 18, 2002